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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1. Simione Central, Inc., a Georgia corporation authorized to do business in Connecticut, Massachusetts and Texas

2. Simione Central Consulting, Inc., a Georgia corporation authorized to do business in Connecticut and Massachusetts

3. Simione Central National, Inc., a Georgia corporation authorized to do business in Texas and Connecticut

4.       SC Holding, Inc., a Georgia corporation

5.       InfoMed, Inc., a New Jersey corporation

6.       Script Systems, Inc., a New Jersey corporation (Inactive)